NextNav Inc. Reports First Quarter 2023 Results

Closes $50 Million Debt Financing; Includes Potential Expansion of Notes up to $80 Million

Financing Provides Multiple Years of Funding to Further Enhance Asset Platform

FCC Approves Final License Milestones Covering 256 Cellular Market Areas

McLean, VA. May 10, 2023 – NextNav Inc. (NASDAQ: NN) (“NextNav” or the “Company”), a leader in next generation GPS and 3D geolocation, today reported financial results for NextNav’s first quarter ended March 31, 2022.

Ganesh Pattabiraman, NextNav Co-founder and CEO, stated, “NextNav had a strong start to 2023 as we continued to see solid momentum across all areas of the business. Importantly, we are excited to announce the closing of a $50 million debt financing, which provides multiple years of funding with modest equity dilution. The new funding provides significant runway to actualize our strategic priorities, maximizing the full value of our asset-rich platform.

We also hit the ground running in Q1, making solid progress advancing our strategic priorities. In April, the Federal Communications Commission (FCC) concluded that NextNav has satisfied its final spectrum license construction requirements for 256 Cellular Market Areas, including most major urban centers. The FCC found NextNav’s network buildout targeting urban areas and tall buildings to be in the public interest. This is a significant milestone for the business as we work to maximize the full value of our spectrum asset.

The team is very excited by the pace of achievements over the last several months. We closed and integrated Nestwave - which, significantly reduce our future capital requirements, we received FCC license approval for our major markets, and most recently secured a key debt financing facility.”

Recent Operational Highlights:

  Closes $50 Million Debt Financing: On May 9, 2023, NextNav closed a private offering of $50 million aggregate principal amount of 10.00% Senior Secured First Lien Notes due December 2026 to a group of lenders, including Whitebox Advisors LLC, Susquehanna International Group and Clutterbuck Capital Management. The facility provides the ability to issue up to a maximum $80 million aggregate principal amount of Notes.
  FCC Order: On April 17th, 2023, the FCC concluded that NextNav has satisfied its spectrum license construction requirements for the 39 top Economic Areas or approximately 256 Cellular Market Areas. This constitutes the last buildout requirement for NextNav’s operating licenses in these market areas. The FCC also found NextNav’s network buildout targeting urban areas and tall buildings to be in the public interest.
  Enhanced 911: In the first quarter, NextNav integrated its Pinnacle technology into additional devices in support of Enhanced 911 services. Notably, NextNav announced that its z-axis technology has been integrated into Hot Pepper Mobile’s feature phone, Tabasco, as well as on all Kyocera DuraXV Extreme+ feature phones.
  European Union JRC Report: On March 23, 2023, the European Union's Joint Research Centre released a new report on its trials of Alternative Position, Navigation and Timing technologies. The testing included technologies from seven different companies assessing their ability to complement Global Navigation Satellite Systems (GNSS) and address key GNSS vulnerabilities. The report recommended spectrum allocation for terrestrial systems and recognized NextNav's TerraPoiNT as a mature solution that meets or exceeds all relevant benchmarks to serve as a resilient layer to existing GNSS technology. Of the technologies tested, TerraPoiNT delivers horizontal and vertical location services, indoor-outdoor timing, while remaining commercially deployable and cost-effective for end-users.

Three Months Ended March 31, 2023 Financial Highlights

  Revenue: was $830 thousand in the three months ended March 31, 2023, as compared to $1.2 million in the prior year period. The decrease was driven by a decline in one-time integration revenue, partially offset by an increase in recurring service revenue from commercial customers.
  Operating Loss: was $14.0 million in the three months ended March 31, 2023, as compared to an operating loss of $16.0 million in the prior year period, primarily driven by decreases in stock-based compensation.
  Net Loss: was $16.3 million in the three months ended March 31, 2023, including a loss on the fair value of warrants of $2.8 million, as compared to a net loss of $9.7 million in the prior year period, including a gain on the fair value of warrants of $6.4 million.
  Balance Sheet: As of March 31, 2023, the Company had $46.8 million in cash, cash equivalents and short-term investments.
1

Conference Call Information

NextNav will host a conference call for analysts and investors at 5:00 PM ET on May 10, 2023, to discuss its financial results for the first quarter 2023 and business outlook. To access the call, please register by visiting the following website: https://conferencingportals.com/event/CzLVPfWs

Upon registering, each participant will be provided with call details and a registrant ID.

NextNav is also providing an investor relations presentation with information on its business and operations, which is available in the investor relations section of the NextNav website at https://ir.nextnav.com.

A replay of the call can also be accessed via phone through May 17, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 62936.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, built on a robust asset platform, including 8MHz of wireless spectrum in the 900MHz band with near-nationwide coverage, intellectual property and deployed network systems. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements about NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation GPS platform, the business plans, objectives, expectations and intentions of NextNav, NextNav’s partnerships and the potential success thereof and NextNav’s estimated and future business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the ability of NextNav to continue to gain traction in key markets and with notable platforms and partners, both within the U.S. and internationally; (2) the ability of NextNav to grow and manage growth profitably, maintain relationships with partners, customers and suppliers, including with respect to NextNav’s Pinnacle 911 solution and its TerraPoiNT network, and the ability to retain its management and key employees; (3) the ability of NextNav to maintain balance sheet flexibility and generate and effectively deploy capital in line with its business strategies; (4) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors (including the impacts of the ongoing COVID-19 coronavirus pandemic); and (5) other risks and uncertainties indicated from time to time in other documents filed with the Securities and Exchange Commission by NextNav. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NN-FIN

Contacts

Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com

2

NextNav Inc.

CONDENSED Consolidated Balance Sheets

(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$43,813	$47,230
Short term investment	2,986	8,216
Accounts receivable	1,189	2,168
Other current assets	3,635	3,576
Total current assets	$51,623	$61,190
Network under construction	2,634	3,574
Property and equipment, net of accumulated depreciation of $6,844 and $5,971 at March 31, 2023 and December 31, 2022, respectively	20,184	19,180
Operating lease right-of-use assets	12,417	10,143
Goodwill	17,821	17,493
Intangible assets	10,602	10,397
Other assets	1,732	1,811
Total assets	$117,013	$123,788

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$656	$1,019
Accrued expenses and other current liabilities	4,993	5,241
Operating lease current liabilities	2,440	2,532
Deferred revenue	60	95
Total current liabilities	$8,149	$8,887
Warrants	7,000	4,200
Operating lease noncurrent liabilities	7,744	5,290
Other long-term liabilities	1,600	1,547
Total liabilities	$24,493	$19,924

Stockholders’ equity:
Common stock, authorized 500,000,000 shares; 107,156,831 and 106,418,442 shares issued and 107,155,654 and 106,417,265 shares outstanding at March 31, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	791,703	787,130
Accumulated other comprehensive income	1,803	1,371
Accumulated deficit	(704,841)	(688,492)
Common stock in treasury, at cost; 1,177 shares at March 31, 2023 and December 31, 2022	(4)	(4)
Total stockholders’ equity	$88,673	$100,017
Non-controlling interests	3,847	3,847
Total liabilities and stockholders’ equity	$117,013	$123,788

3

 NextNav INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2023	2022
Revenue	$830	$1,199
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	3,023	3,037
Research and development	4,578	3,988
Selling, general and administrative	6,054	9,340
Depreciation and amortization	1,125	882
Total operating expenses	$14,780	$17,247
Operating loss	$(13,950)	$(16,048)
Other income (expense):
Interest income	469	—
Change in fair value of warrants	(2,800)	6,387
Other loss, net	(81)	(16)
Loss before income taxes	$(16,362)	$(9,677)
Benefit (Provision) for income taxes	13	(34)
Net loss	$(16,349)	$(9,711)
Foreign currency translation adjustment	432	(13)
Comprehensive loss	$(15,917)	$(9,724)
Net loss attributable to common stockholders	$(16,349)	$(9,711)
Weighted average of shares outstanding – basic and diluted	106,405	100,868
Net loss attributable to common stockholders per share - basic and diluted	$(0.15)	$(0.10)

4

NextNav INC.

CONDENSED Consolidated Statements of Cash Flows

(UNAUDITED)

(IN THOUSANDS)

	Three Months Ended March 31,
	2023	2022
Operating activities
Net loss	$(16,349)	$(9,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,125	882
Equity-based compensation	3,866	7,195
Change in fair value of warranty liability	2,800	(6,387)
Realized and unrealized gain on marketable securities	16	—
Equity method investment loss	55	—
Asset retirement obligation accretion	15	12
Changes in operating assets and liabilities:
Accounts receivable	979	1,704
Other current assets	(46)	793
Other assets	27	(8)
Accounts payable	(364)	646
Deferred revenue	(34)	(1,162)
Accrued expenses and other liabilities	395	(202)
Operating lease right-of-use assets and liabilities	88	141
Net cash used in operating activities	$(7,427)	$(6,097)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(856)	(171)
Sale and maturity of marketable securities	5,213	—
Purchase of internal use software	(341)	(37)
Net cash provided by (used in) investing activities	$4,016	$(208)

Financing activities
Payments towards debt	(27)	—
Proceeds from exercise of stock options	26	26
Repurchase of common stocks (withholding taxes)	—	(1)
Net cash (used in) provided by financing activities	$(1)	$25
Effect of exchange rates on cash and cash equivalents	(5)	(15)
Net decrease in cash and cash equivalents	(3,417)	(6,295)
Cash and cash equivalents at beginning of period	47,230	100,076
Cash and cash equivalents at end of period	$43,813	$93,781

Non-cash financing information
Capital expenditure included in accounts payable	$591	$243

5